Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Centricus Acquisition Corp. on Amendment No.2 to Form F-4 File No. 333-256591 of our report dated March 31, 2021, with respect to our audit of the financial statements of Centricus Acquisition Corp. as of December 31, 2020 and for the period from November 24, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 23, 2021